EXHIBIT 10.4


                  AMENDMENT NO. 1 TO STOCKHOLDERS' AGREEMENT


      AMENDMENT NO. 1, dated as of June 2, 1997, to the Stockholders' Agreement, dated as of March 4, 1997 (the "Stockholders' Agreement"), by and among Packard BioScience Company, a Delaware corporation ("Packard"), the Management Stockholders listed in Schedule 1 thereto, the Non-Management Stockholders listed in Schedule 2 thereto, Merrill Lynch KECALP L.P. 1994, KECALP Inc. and Stonington Capital Appreciation 1994 Fund, L.P.

      WHEREAS, pursuant to, and in accordance with, Section 6.4 of the Stockholders' Agreement, the parties hereto wish to amend the Stockholders' Agreement on the terms contained herein.

      NOW THEREFORE, the parties hereto agree as follows:

      1.    Amendments.   The Stockholders'  Agreement  is  hereby  amended  as
follows:

      (a)   Definitions.

            (i) The following definitions shall be added to Article I of the Stockholders' Agreement after the definition of the term "Agreement" and before the definition of the term "Board of Directors":

                  "Baird Investors" shall mean Baird Capital Partners II Limited Partnership, a Wisconsin limited partnership, and BCP II Affiliates Fund Limited Partnership, a Wisconsin limited partnership.

                  "Baird Shares" shall mean the Shares (from time to time) beneficially owned by the Baird Investors.

            (ii)  The  definition  of  the  term  "Registrable  Securities"  in
                  Article I of the Stockholders' Agreement shall be amended by adding to the second line of such definition after the words "Institutional Shares" the words
                  ", the Baird Shares".

            (iii) The definition of the term "Stockholders" in Article I of the
                  Stockholders' Agreement shall be amended by adding to the fifth line of such definition after the words "Institutional Shares" the words ", the Baird Shares".

      (b)   Sale of Shares to a Third Party.

            (i) Section 2.5(a) of the Stockholders' Agreement shall be amended as follows: the words "and the Baird Investors" shall be added to the tenth line thereof after the words "Permitted Transferees" and to the twentieth line thereof after the words "Packard Investors"; the words "or Baird Shares, as the case may be," shall be added to the fourteenth line thereof after the words "Packard Shares"; the words "and each Baird Investor" shall be added to the twenty-second line thereof after the words "Packard Investor"; and the words "or a Baird Investor" shall be added to the twenty-seventh line thereof after the words "Packard Investor".

            (ii) Section 2.5(b) of the Stockholders' Agreement shall be amended as follows: the words "and the Baird Investors" shall be added to the twelfth line thereof after the words "Permitted Transferees"; and the words "or Baird Shares, as the case may be," shall be added to the fifteenth line thereof after the words "Packard Shares".

      (c) Certain Limitations. Section 2.7 of the Stockholders' Agreement shall be amended to read in its entirety as follows:

            "Limitation   on   Certain  Investors.   Notwithstanding   anything
contained herein to the contrary, neither the Baird Investors nor the Institutional Investors may, without the prior written consent of Stonington, sell or otherwise dispose of their Baird Shares or their Institutional Shares, as the case may be, prior to the sale or other disposition by Stonington of a like proportion of its Stonington Shares and then only on the same terms and conditions as Stonington's sale or other disposition; provided that, if Merrill Lynch KECALP L.P. 1997 agrees in writing, in form and substance reasonably satisfactory to Stonington and Packard, to become bound, and becomes bound, by all the terms of this Agreement to the same extent as the Institutional Investors are so bound, KECALP Inc. may transfer all, but not less than all, of its Institutional Shares to Merrill Lynch KECALP L.P. 1997; and provided, further, that (i) each Baird Investor may transfer Baird Shares held by it to the other Baird Investor and (ii) each Baird Investor may sell Baird shares held by such Baird Investor in accordance with the terms of Section 2.5 hereof."

      (d) Waiver and Amendment. Section 6.4(a) of the Stockholders' Agreement shall be amended to add to the end of the first proviso therein the following words: ", and that any amendment that adversely affects the rights of the Baird Investor shall be of no force or effect unless the Baird Investor shall have consented in writing thereto".

      (e)   Notices.   Section  6.6  of  the Stockholders' Agreement  shall  be
amended to add after clause (d) thereof the following:

            "(e) If to the Baird Investor, to the address of the Baird Investor as shown in the stock record book of Packard or as from time to time designated by the Baird Investor in writing to Packard"

      2. Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware without reference to the application of principles of conflicts of law.

      3. Reaffirmation. In all respects not inconsistent with the terms and provisions of this Amendment No. 1, the Stockholders' Agreement shall continue to be in full force and effect in accordance with the terms and conditions thereof, and is hereby ratified, adopted, approved and confirmed. From and after the date hereof, each reference to the Stockholders' Agreement in any other instrument or document shall be deemed a reference to the Stockholders' Agreement as amended hereby, unless the context otherwise requires.

      4. No Waiver. None of the execution, delivery or performance of this Amendment No. 1 shall operate as a waiver of any condition, power, remedy or right exercisable in accordance with the Stockholders' Agreement, or constitute a waiver of any provision of the Stockholders' Agreement, except as expressly provided herein.

      IN WITNESS WHEREOF, each of the parties hereto has duly executed this Amendment No. 1, or has caused this Amendment No. 1 to be duly executed, as of the date first above written.


                                    PACKARD BIOSCIENCE COMPANY


                                    By:
                                       Name:
                                       Title:



                                    STONINGTON CAPITAL APPRECIATION 1994 FUND,
                                    L.P.

                                    By:  Stonington Partners, L.P.,
                                            its general partner

                                    By:  Stonington Partners, Inc. II,
                                            its general partner


                                    By:
                                       Name:
                                       Title:




                                    Emery G. Olcott




                                    Richard T. McKernan




                                    George Serrano




                                    Orren Tench

                    COUNTERPART TO STOCKHOLDERS' AGREEMENT


      The undersigned, by causing this Amendment No. 1 to be executed, hereby agrees to be bound by all of the terms and conditions of the Stockholders' Agreement as amended by this Amendment No. 1; this signature page also being deemed to be a counterpart to the Stockholders' Agreement.

Dated as of the date
first written above:


                                    BAIRD CAPITAL PARTNERS II LIMITED
                                    PARTNERSHIP


                                    By:
                                       Name:
                                       Title:



                                    BCP II AFFILIATES FUND LIMITED PARTNERSHIP


                                    By:
                                       Name:
                                       Title: